                                                                    Exhibit 2.4


                             DATED 10TH AUGUST, 2000





                         FLEXTRONICS INTERNATIONAL LTD.



                              JIT HOLDINGS LIMITED




                              GOH THIAM POH TOMMIE


                                       AND


                              GOH MUI TECK WILLIAM




                             ----------------------


                                MERGER AGREEMENT

                             ----------------------


                                ALLEN & GLEDHILL
                           36, ROBINSON ROAD, #18-01,
                                   CITY HOUSE,
                                SINGAPORE 068877.

                                    CONTENTS


CLAUSE         CONTENTS                                                         PAGE
------         --------                                                         ----
1.             INTERPRETATION                                                    1

2.             THE MERGER                                                        5

3.             CONDITIONS                                                        5

4.             CONSIDERATION                                                     6

5.             UNDERTAKINGS                                                      7

6.             MAJOR SHAREHOLDERS' IRREVOCABLE UNDERTAKINGS                     11

7.             WARRANTIES                                                       11

8.             ANNOUNCEMENTS                                                    12

9.             MISCELLANEOUS                                                    13

10.            TERMINATION                                                      15

11.            GOVERNING LAW                                                    15

               APPENDIX      -      FORM OF ANNOUNCEMENT                        17

               SCHEDULE 1    -      SHARES TO WHICH THIS AGREEMENT
                                    RELATES                                     23

               SCHEDULE 2    -      NON-COMPETITION COVENANTS                   24

               SCHEDULE 3    -      AFFILIATES AGREEMENT                        26

               SCHEDULE 4    -      SCHEME DOCUMENT                             30

        T H I S  A G R E E M E N T is made on 10th August, 2000 B E T W E E N:-

(1) FLEXTRONICS INTERNATIONAL LTD. whose registered office is at 36 Robinson Road, #18-01, City House, Singapore 06877("FLEX");

(2) JIT HOLDINGS LIMITED whose registered office is at 1 Kallang Way, Singapore 339211 ("JIT"); and

(3)     GOH THIAM POH TOMMIE of 3 Sunset Crescent, Singapore 597492 ("GTP"); and

(4)     GOH MUI TECK WILLIAM of 90 Cheng Soon Garden, Singapore 599862 ("GMT").

        W H E R E A S:-

(A) JIT is a public company limited by shares incorporated in Singapore under the Companies Act (as defined below) and is listed on the Singapore Exchange Securities Trading Limited. As at the date of this Agreement, JIT has an authorised share capital of S$50,000,000 divided into 500,000,000 ordinary shares of S$0.10 each, of which 249,257,110 of the said ordinary shares have been issued and are fully paid-up.

(B) FLEX is a public company limited by shares incorporated in Singapore under the Companies Act and is listed on NASDAQ. As at the date of this Agreement, FLEX has an authorised share capital of S$2,500,000 divided into 250,000,000 ordinary shares of S$0.01 each of which 200,245,081 of the said ordinary shares have been issued and are fully paid-up.

(C) The Corporate Parties (as defined below) propose to merge their companies so that JIT becomes a wholly-owned subsidiary of FLEX and have entered into this Agreement with a view to setting out their understanding and agreement on the manner in which the Merger (as defined below) will be effected. The Major Shareholders (as defined below) wish to vote in favour of the Scheme (as defined below) and undertake to do so on the terms of this Agreement.


        I T   I S   A G R E E D   AS  FOLLOWS:-

1.      INTERPRETATION

1.1     Definitions

        In this Agreement, unless the context otherwise requires:-

        "Announcement" means the announcement (substantially in the form of the Appendix) by JIT of the proposed Merger, to be released on the Announcement Date;

        "Announcement Date" means the date of this Agreement;

        "Business Day" means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are open for business in Singapore;

        "Companies Act" means the Companies Act, Chapter 50 of Singapore;

        "Completion Conditions" means the conditions to the completion of the Merger, as set out in Clause 3.2;

        "Conditions Long-Stop Date" means 31 March 2001 (or such other date as the Corporate

        Parties may agree);

        "Corporate Parties" means FLEX and JIT, and "Corporate Party" means either one of them;

        "Court" means the High Court of Singapore;

        "Court Meeting" means the meeting of the Scheme Shareholders to be convened by the Court to approve the Scheme;

        "Court Order" means the order of the Court sanctioning the Scheme under
        Section 210 of the Companies Act and confirming the cancellation of the JIT Shares by way of a capital reduction under Section 73 of the Companies Act;

        "deal with", in relation to shares, includes any of the following: offering to sell, contracting to sell, selling any option or contracting to sell any option, granting an option, right or warrant to purchase any shares or any securities convertible into or exercisable or exchangeable for shares or by entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares (however such transaction is to be settled);

        "EGM" means the extraordinary general meeting of JIT to be held to approve the Merger, the cancellation of the JIT Shares, the issue of the New JIT Shares and all other matters necessary to effect the Merger;

        "Encumbrance" means any charge, mortgage, lien, hypothecation, judgment, encumbrance, easement, security, title retention, preferential right, trust arrangement or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or similar right in favour of any person;

        "FLEX Shares" means ordinary shares of S$0.01 each in the capital of FLEX;

        "JIT Group" has the meaning ascribed to it in Clause 5.2(f);

        "JIT Shares" means ordinary shares of S$0.10 each in the capital of JIT;

        "Key Executives" has the meaning ascribed to it in Clause 5.2(l);

        "Listing Rules" means the listing rules of the SGX-ST;

        "Major Shareholders" means GTP and GMT, and "Major Shareholder" means either one of them;

        "Merger" means the merger of FLEX and JIT to be effected by way of the Scheme and on the terms and subject to the conditions set out in this Agreement;

        "Merger Conditions" means the conditions to the Scheme, as set out in Clause 3.1;

        "Merger Date" means the date on which the Scheme becomes effective in accordance with its terms;

        "NASDAQ" means National Association of Securities Dealers Automated Quotation System;

        "New FLEX Shares" means new FLEX Shares to be issued in connection with the Merger;

        "New JIT Shares" means new JIT Shares to be issued in connection with the Merger;

        "Parties" means JIT, FLEX,GTP and GMT, and "Party" means any one of them;

        "Relevant Date" means 5 p.m. (Singapore time) on the date immediately preceding the Merger Date;

        "ROC" means the Registry of Companies and Businesses in Singapore;

        "Share Exchange Ratio" means the Share Exchange Ratio as defined in the Announcement;

        "Scheme" means the scheme of arrangement to be proposed by JIT to the Scheme Shareholders pursuant to Section 210 of the Companies Act to effect the Merger, reflecting the terms of the Scheme set out in this Agreement and in terms agreed by the Corporate Parties and in the form substantially set out in Schedule 4;

        "Scheme Document" means the document to be sent to the Scheme Shareholders in connection with the implementation of the Merger, which will contain, inter alia, details of the Scheme in terms agreed by the Corporate Parties;

        "Scheme Shares" means the JIT Shares held by the JIT Shareholders;

        "Scheme Shareholders" means the JIT Shareholders;

        "SGX-ST" means Singapore Exchange Securities Trading Limited;

        "Singapore Dollars" and the symbol "S$" mean the lawful currency of Singapore; and

        "US Dollars" and the symbol "US$" mean United States dollars.


1.2 Modification of Statutes: Any reference in this Agreement to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced.

1.3 Companies Act: The words "subsidiary", "company" and "corporation" shall have the same meanings in this Agreement as their respective definitions in the Companies Act.

1.4 Miscellaneous: The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa. The words "written" and "in writing" include any means of visible reproduction. References to the "Appendix", "Clauses" and "Schedules" and "Recitals" are to the appendix to, clauses of, schedules and recitals to this Agreement.


2.      THE MERGER

2.1 Merger by way of the Scheme. The Corporate Parties agree that the Merger shall be effected by way of the Scheme which will involve, inter alia, the cancellation of the JIT Shares and the application of the resultant reserve in payment in full at par for New JIT Shares equivalent in number to the JIT Shares as are cancelled, such New JIT Shares to be issued to FLEX or its nominee,credited as fully paid, and the allotment and issue by FLEX to the Scheme Shareholders of New FLEX Shares in the proportion of the Share Exchange Ratio based on the number of Scheme Shares held by the Scheme Shareholders as of the Relevant Date.

2.2 Effective Date of the Scheme. The Corporate Parties agree that, subject to the fulfilment of all the Merger Conditions and, unless waived by FLEX in respect of any or all of the Completion Conditions, the registration of a copy of the Court Order with the ROC to give effect to the Scheme in accordance with its terms shall take place on 30th November, 2000 or if the Court Order is granted after 30th November, 2000, on 28th February, 2001 or such other date as FLEX and JIT may agree.


3.      CONDITIONS

3.1 Merger Conditions. The Corporate Parties agree that the completion of the Merger shall be conditional upon the following:-

        (a) Regulatory Approvals: the receipt of all applicable regulatory approvals and such approvals not being revoked on or before the Merger Date;

        (b) Court Meetings: the approval of the Scheme by the Scheme Shareholders at the Court Meeting in compliance with Section 210 of the Companies Act;

        (c) EGM: the passing of the resolutions by the Scheme Shareholders to approve (i) the Scheme, (ii) the cancellation of the JIT Shares by way of a capital reduction, (iii) the allotment and issue of the New JIT Shares to FLEX or its nominee and (iv) all other matters necessary to effect the Merger by the JIT Shareholders at the EGM;

        (d)    Court Sanction: the sanction of the Scheme by the Court;

        (e)    ROC Registration: the registration of the Court Order with ROC;
               and

        (f) No Termination: this Agreement not having been terminated pursuant to Clause 10.1,

        on or prior to the Conditions Long-Stop Date.

3.2 Completion Conditions. The Corporate Parties agree that the completion of the Merger on the Merger Date shall be conditional upon the following, unless all or any of such conditions is waived by FLEX:-

        (a) no occurrence, on or before the Merger Date, of any adverse change in the JIT Group's assets, employee base or business since 31st March, 2000 that is material to the JIT Group as a whole;

        (b) no discovery, on or before the Merger Date, of any material inaccuracy in any information or financial statements issued or made publicly known by JIT to comply with the laws of Singapore or the Listing Rules; and

        (c) no facts or circumstances shall exist that will prevent the Merger from being accounted for as a pooling of interest under the generally accepted accounting principles of the United States of America.

3.3     Conditions to Approval. Each Corporate Party agrees that:-

        (a) where any approval or consent which is required to be obtained by it is granted subject to any condition, such condition must be reasonably acceptable to the Corporate Party on which such condition is imposed or applied; and

        (b) where any condition imposed or applied is required to be fulfilled by a particular date, such condition is so fulfilled,

        failing which each Corporate Party agrees that the condition precedent in question shall not be deemed to have been fulfilled (unless waived by the Corporate Parties in writing). The Corporate Parties agree that in the case of any approval or consent falling under paragraph (a) above, the Corporate Party affected by the conditions imposed or applied in granting such approval or consent shall be deemed to have found the same reasonably acceptable unless it notifies the other Corporate Party in writing to the contrary within seven Business Days of the receipt of the relevant approval or consent.

3.4 Non-fulfilment of Conditions. The Corporate Parties agree that, if for any reason the Merger Conditions are not satisfied (or waived) on or prior to the Conditions Long-Stop Date or the Completion Conditions are not satisfied (or waived) on the Merger Date, this Agreement shall, unless otherwise agreed in writing between the Corporate Parties, automatically terminate, and no Party shall have claim against any Party under this Agreement for costs, damages, compensation or otherwise save in respect of any claim relating to a breach by any Party prior to the date of termination of this Agreement.


4.      CONSIDERATION

4.1 New FLEX Shares. Subject to the Scheme becoming effective, FLEX shall allot and issue to each Scheme Shareholder New FLEX Shares in accordance with the Share Exchange Ratio based on the number of Scheme Shares held by such Scheme Shareholder as of the Relevant Date. The actual number of New FLEX Shares which a Scheme Shareholder will be entitled to receive shall be calculated such that any resultant fraction of a New FLEX Share shall be disregarded.

4.2 Ranking of New FLEX Shares. The New FLEX Shares shall be duly authorised, validly issued, credited as fully paid and free from any Encumbrance. The New FLEX Shares shall rank pari passu in all respects with the ordinary shares of S$0.01 each in the capital of FLEX then in issue, including the right to receive and retain any dividends and other distributions declared, made or paid after the Merger Date.

4.3 New JIT Shares. Subject to the Scheme becoming effective, JIT shall allot and issue to FLEX or its nominee one New JIT Share for every Scheme Share cancelled pursuant to the Scheme. The New JIT Shares shall be duly authorised, validly issued, credited as fully paid and free from any Encumbrance. The New JIT Shares shall rank pari passu in all respects with the Scheme Shares which were cancelled pursuant to the Scheme, including the right to receive and retain any dividends and other distributions declared, made or paid after the Merger Date.


5.      UNDERTAKINGS

5.1 Effective Date of Undertakings. Each undertaking given pursuant to this Clause shall, unless otherwise stated, be effective from the date of this Agreement until the earlier of the Merger Date or the date on which this Agreement is terminated pursuant to Clause 10.

5.2 JIT Undertakings. Subject as provided in this Clause, JIT hereby irrevocably undertakes with FLEX that:-

        (a) Provision of Information: it will use best endeavours to provide all such information as FLEX may reasonably require (but subject to any binding confidentiality restrictions) and otherwise to assist FLEX to effect the Merger;

        (b) Preparation of Scheme Document: it will use best endeavours as soon as reasonably practicable to prepare, file and circulate the Scheme Document and all documents which are required to be prepared, filed and circulated by it in connection with the Scheme and the Merger and to carry into effect this Agreement;

        (c) Directors' Recommendation: it will use best endeavours to procure that its directors will recommend to its shareholders to vote in favour of the Merger and the Scheme at the Court Meeting and the EGM;

        (d) Allotment of New JIT Shares: it will be bound by the Scheme, and allot and issue the New JIT Shares pursuant to the Scheme on the terms set out in this Agreement;

        (e) Implementation of the Scheme: it will take all steps required to be taken by it in relation to the Scheme and will use all best endeavours to procure that the Scheme is implemented on the terms set out in this Agreement and to be set out in the Scheme Document, including, without limitation, (i) seeking the urgent dates for the relevant Court hearings, (ii) despatching the Scheme Document and appropriate forms of proxy for use at the Court Meeting and EGM promptly following approval thereof (where required) by the Court to all of its shareholders, (iii) in the event of the Merger being approved by the requisite majority at the Court Meeting, and the requisite majority at the EGM, promptly applying to the Court for, and diligently seeking its sanction of, the Scheme and (iv) in the event of the Court Order being obtained, promptly delivering the same to the ROC for registration as contemplated by this Agreement;

        (f) Authorisations: it will obtain all authorisations, consents, clearances, permissions and approvals as are within its control or influence and which are necessary or appropriate for or in respect of the implementation of the Scheme and the Merger and the resulting change of ownership of JIT and its subsidiaries (the "JIT Group"), so as to ensure that as a result of the Scheme and the Merger or its implementation:-

               (i) no moneys borrowed by, and no indebtedness (actual or contingent) of, any member of the JIT Group are or become repayable or capable of being declared repayable immediately or earlier than the stated repayment date and the ability of any such member to borrow moneys or incur any indebtedness is not withdrawn or inhibited;

               (ii) no agreement, arrangement, licence, permit, franchise or other instrument which benefits any member of the JIT Group and which is material to the business of the JIT Group taken as a whole is terminated or materially adversely modified and no additional material obligation or liability arises or any action is taken or arises thereunder which prejudices any member of the JIT Group;

               (iii) no interest or business of any member of the JIT Group in or with any other person, firm, company or body (or any arrangements relating to such interest or business) which is material to the business of the JIT Group taken as a whole is terminated or materially and adversely modified or affected;

               (iv) no asset of any member of the JIT Group which is material to the business of the JIT Group taken as a whole is or falls to be disposed of or charged and no right arises under which any such asset or interest could be required to be disposed of or charged; and

               (v) no security interest over any part of the business, property or assets of any member of the JIT Group becomes enforceable,

               provided that JIT will not be obliged to undertake any action in respect of the implementation of the Scheme or the Merger which may result in a breach of any applicable law or regulation;

        (g)    No Dividend or Distribution:  it will not:-

               (i) save for the dividend declared on 2nd June, 2000 in respect of the financial year ended 31st March, 2000, declare or pay any dividend or make any distribution (in cash or in kind) to its shareholders; or

               (ii) save for the New JIT Shares and any issue of New JIT Shares pursuant to the exercise of options granted under the JIT Employee Share Option Scheme, create, allot or issue any shares or other securities convertible into shares, or create, issue or grant any option or right to subscribe in respect of any of its share capital, or agree to do any of the foregoing;

        (h) No Material Disposal: it will not, and will procure that no member of the JIT Group will, except as would not be material in the context of the JIT Group taken as a whole:-

               (i) dispose of any assets, including shares or other interests in any member of the JIT Group or in any other entity in which it has an interest, or voluntarily assume or incur any liabilities (including contingent liabilities), in each case otherwise than in the ordinary and normal course of business of JIT; or

               (ii) carry on its business in any respect otherwise than in the ordinary course and normal and so as to maintain the same as a going concern.

        (i) No Action: it will take no action which may be prejudicial to the successful completion of the Merger;

        (j)    No Solicitation: it will:-

               (i) not, and will procure that no member of the JIT Group will, solicit or entertain approaches or enter into discussions regarding any general offer for the JIT Shares or any other class of shares in JIT from any third party or any proposal for a merger of JIT with any other entity or any proposal for a sale of any shares or (other than in the ordinary and normal course of business) assets of JIT or the JIT Group or any other transaction which would preclude or materially prejudice the Merger;

               (ii) notify FLEX of the details of any approach by any third party made either to JIT or any member of the JIT Group with a view to the making of any such offer, merger or sale and also of any such solicitations or discussions upon becoming aware of the relevant matter; and

               (iii) confer upon FLEX an exclusive right to complete the Merger;

        (k) Notification of Circumstance: it will notify FLEX of any matter or circumstance which might cause or result in any of the Merger Conditions or Completion Conditions to be unfulfilled or incapable of fulfilment as soon as possible after becoming aware of it and, on request from time to time, to confirm to FLEX in writing that there are no such matters or circumstances of which it is aware (other than as previously notified);

        (l) Key Executives: it will procure the execution of service contracts, on terms to be agreed between the Corporate Parties, with JIT within ten Business Days from the date hereof by Goh Thiam Poh Tommie, Goh Mui Teck William, Peter Tan and Gay Chee Cheong (collectively, the "Key Executives"), such service contracts to contain non-competition covenants which are set out in Schedule 2;

        (m) Affiliates Agreement: it will procure the execution of the affiliates agreement in the form set out in Schedule 3 by each director of JIT, each Major Shareholder and each Key Executive, within ten Business Days from the date hereof;

        (n) Preparation of Documents: it will co-operate fully with FLEX and to use best endeavours in the preparation of the Scheme Document, and other documents required to effect the Merger;

        (o) Directors' Responsibility: it will use its best endeavours to procure that its directors will take responsibility for the information in the Scheme Document concerning JIT and its directors as required by applicable law and regulation;

        (p) Fulfilment of Conditions: it will use its best endeavours to procure the fulfilment of each of the Merger Conditions and Completion Conditions as are within its control or influence and to promptly notify FLEX (and supply all relevant information) of any event or circumstance of which it becomes aware which would be likely to have a significant impact on the fulfilment of such conditions; and

        (q) Normal Dealing: it will and will procure each member of the JIT Group:-

               (i) to conduct its business in the ordinary course and not to enter into any transaction or agreement or take any action other than in the ordinary course and in a reasonable and prudent manner, consistent with past practices;

               (ii) to use all reasonable efforts to preserve its existing relationships with its employees, customers, suppliers and the like;

               (iii) to use all reasonable efforts to preserve and protect its properties and assets;

               (iv) to enter into any extraordinary transactions nor issue nor grant any securities (other than upon the exercise of currently outstanding stock options) or any rights, options, warrants or debt convertible into or exercisable or exchangeable for any securities;

               (v) not to change the terms (including, without limitation, acceleration of vesting) of any outstanding shares options under JIT Employee Share Option Scheme;

               (vi) not to incur any liabilities other than in the ordinary course of business, consistent with past practises; and

               (vii) not to enter into or vary any material commitments or obligations (including, without limitation, agreeing or otherwise committing with any third party to license or develop any material technology or to sell, purchase or lease any material property or asset) or any agreement with any director of JIT, any Major Shareholder or any Key Executive without the prior written consent of FLEX.

6.      MAJOR SHAREHOLDERS' IRREVOCABLE UNDERTAKINGS

6.1 Voting in favour of the Scheme. The Major Shareholders jointly and severally and irrevocably and unconditionally undertake to FLEX to vote in favour of the Scheme at the Court Meeting and the EGM, in respect of:-

        (a)    the JIT Shares listed in Schedule 1 to this Agreement;

        (b) any other JIT Shares of which the Major Shareholders may hereafter become the owner or in which any of them may become so interested; and

        (c) any other JIT Shares deriving from Shares falling within either of Clauses 6.1(a) and 6.1(b) above (such JIT Shares together with JIT Shares falling within those clauses being referred to below as the "Subject Shares").

6.2 Dealings with Shares. The Major Shareholders jointly and severally and irrevocably and unconditionally undertake to FLEX that for a period of nine months from the date of this Agreement:-

        (a) that they will not dispose of or create any Encumbrance or grant any option or other right over or otherwise deal with or dispose of any of the Subject Shares or any interest therein (whether conditionally or unconditionally) except that they may transfer the Subject Shares to any third party who agrees to be bound by the terms of the Major Shareholders' obligations under this Agreement;

        (b) that they will exercise all voting rights attaching to the Subject Shares in such manner as to enable the Merger to become effective and to oppose the taking of any action which might result in the Merger not becoming effective;

        (c) that if any Major Shareholder receives or negotiates any firm proposal from or with any independent third party regarding the sale of any of the New FLEX Shares issued to him pursuant to the Scheme (the "Relevant Shares"), it will as soon as practicable notify FLEX of the terms of the proposal, the number of Relevant Shares to which it relates and the total number of Relevant Shares continuing to be held by that Major Shareholder); and

        (d) that they will not enter into any agreement or arrangement with any person, whether conditionally or unconditionally, to do any of the acts prohibited by this Clause 6.2.

6.3 Major Shareholders' Warranties and Undertakings. The Major Shareholders jointly and severally warrant and represent to FLEX that the Subject Shares include all the JIT Shares which are beneficially owned by the Major Shareholders as at the date hereof, and such warranties and undertakings shall not be extinguished or affected by the completion of the Merger.


7.      WARRANTIES

7.1 Corporate Parties. Each Corporate Party warrants to the other Corporate Party in the following terms:-

        (a) Due incorporation: it is a company duly incorporated and validly existing under the laws of Singapore and has the power and authority to conduct the business which it conducts and/or proposes to conduct and to own, lease and operate its property and other assets;

        (b) Capacity: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

        (c) Enforceability: its obligations under this Agreement are valid, binding and enforceable in accordance with its terms; and

        (d) Execution: the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:-

               (i) result in a breach of any provision of its memorandum or articles of association or any agreement to which it or any of its subsidiaries is a party; and

               (ii) result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it or any of its subsidiaries is a party or is bound.

7.2 Major Shareholders. The Major Shareholders jointly and severally warrant and represent to FLEX in the following terms:-

        (a) Capacity: they have the power and legal capacity to enter into, exercise their rights and perform and comply with their obligations under this Agreement;

        (b) Enforceability: their obligations under this Agreement are valid, binding and enforceable in accordance with its terms; and

        (c) Execution: the execution and delivery of, and the performance by them of their obligations under this Agreement will not result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which they are bound.


8.      ANNOUNCEMENTS

8.1 Initial Announcement. The Corporate Parties agree that the Announcement shall be released by FLEX and JIT to the SGX-ST at 5.00 p.m. (Singapore time) (or such other time as the Corporate Parties may agree) on the Announcement Date.

8.2 Further Announcements. No Corporate Party shall make any further announcement concerning this Agreement, the Merger or the Scheme except as required by law or the Listing Rules or the rules of NASDAQ or other regulatory body or the Court or with the prior approval of the other Corporate Party (such approval not to be unreasonably withheld or delayed). Pending the Scheme becoming effective, the Corporate Parties shall, subject to the requirements of any law or regulation (including, without limitation, the Listing Rules and the rules of NASDAQ), consult together as to the terms of, the timetable for and manner of publication of, any formal announcement or circular to shareholders, employees and to any recognised stock exchange or other authorities or to the media or otherwise which any Corporate Party may desire or be obliged to make regarding the Merger or the Scheme and each Corporate Party will consult with the other Corporate Party regarding any other announcement which is or may be material in the context of the Merger. Any other communication which any Corporate Party may make concerning the foregoing matters shall, subject to the requirements of any law or regulation (including, without limitation, the Listing Rules or the rules of NASDAQ), be consistent with any such formal announcement or circular as aforesaid. Neither Major Shareholder shall divulge any information regarding the Merger which may have not been made known by the Corporate Parties. Neither Major Shareholder should make any announcement regarding the Merger. The Major Shareholders hereby consent to the disclosure of all references to them and the terms of their undertakings and obligations hereunder by the Corporate Parties.


9.      MISCELLANEOUS

9.1 Successors and Assigns. This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly. The Parties agree that the benefit of any provision of this Agreement may not be assigned by any Party without the consent of the other Parties.

9.2 Variation. No variation of this Agreement shall be effective unless agreed to by the Parties in writing and signed by or on behalf of each Party.

9.3 Time of the Essence. Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

9.4 Costs. The Parties shall bear their respective fees, costs and expenses incurred in connection with this Agreement. Any legal, accounting, investment banker or other fees or costs incurred by JIT in connection with the Scheme in excess of US$200,000 shall be borne by the Major Shareholders.

9.5 Entire Agreement. This Agreement and any other documents delivered pursuant to this Agreement (a) contain the entire agreement of the Parties with respect to the subject matter hereof and (b) supercede all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject matter hereof.

9.6 Release, Indulgence and Waiver. Any liability to a Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by that Party in its absolute discretion as regards the Party under such liability without in any way prejudicing or affecting its rights against the other Party under the same or a like liability. No failure of any party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a "Right") will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

9.7 Further Assurance. At any time after the date of this Agreement, each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as may be reasonably required for the purpose of giving effect to the provisions of this Agreement.

9.8 Invalidity. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

9.9 Confidentiality. Subject to Clause 8, each Party undertakes to keep confidential, and shall not disclose to any person (except to its professional advisers), the existence of this Agreement or any information relating to the terms of or the transactions contemplated by this Agreement, unless and to the extent required by any applicable law or regulation, without the prior written consent of the other Party (such consent not to be unreasonably withheld).

9.10 Notices. All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its or his address, fax number and marked for the attention of such person (if any), set out against its name below (or to such other address, fax number as such Party may from time to time notify the others). Any such notice, demand or communication shall be deemed to have been duly served (if given or made by fax) immediately or (if given or made by letter) immediately if hand delivered or seven Business Days after posting and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted.


                FLEX:- 8th Floor, Hale Weal Industrial Building 22-28 Tai Chung Road
                                       Tsuen Wan, N.T., Hong Kong

                                       Attention :  Ash Bhardwaj
                                       Fax No.   :  852 2840 4490

                                       Copy to   :  2090 Fortune Drive
                                                    San Jose, CA 95131
                                       Attention :  Tom Smach
                                       Fax No.   :

                JIT:-                  2 Changi South Lane
                                       Singapore 486123

                                       Attention :  Goh Thiam Poh Tommie
                                       Fax No.   :  299 2981



                GTP:-                  3 Sunset Cresent,
                                       Singapore 597492

                                       Fax No.   :   -

                GMT:-                  90 Cheng Soon Garden
                                       Singapore 599862

                                       Fax No.   :  -


9.11 Equitable Remedies. Without prejudice to any other rights or remedies a Party may have, the Parties each acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and the Parties shall be entitled to the remedies of injunction, specific performance and other equitable relief (but for the avoidance of doubt no right of rescission or, unless expressly permitted, termination) for any threatened or actual breach of this Agreement. For the avoidance of doubt, nothing in this Clause shall affect FLEX's right to waive any of the Completion Conditions.


10.     TERMINATION

10.1 Termination by Consent or Notice. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated as follows:-

        (a)    by the mutual written consent of all the Parties; or

        (b) if there shall have been a material breach by any Party of its or his obligations under this Agreement, by the Party not in default and having the benefit of such obligations by 14 days written notice.

10.2 Termination without Prejudice to Rights. Any termination of this Agreement shall be without prejudice to any rights which a Party may have against any other Party for any breach by that Party prior to the termination of this Agreement. Notwithstanding the termination of this Agreement pursuant to Clause 3.4 or this Clause 10, the Parties agree that the provisions of Clauses 8 and 9.9 shall survive and continue to be binding on the Parties.


11.     GOVERNING LAW

11.1 Governing Law. This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with the laws of Singapore.

11.2 Submission to Jurisdiction. The Parties hereby submit to the non-exclusive jurisdiction of the courts of Singapore.

        I N W I T N E S S W H E R E O F this Agreement has been entered into on the date stated at the beginning.



SIGNED by Ash Bhardwaj                      )
on behalf of                                )
FLEXTRONICS INTERNATIONAL LTD.              )
in the presence of:-                        )



SIGNED by Gay Chee Cheong                   )
on behalf of                                )
JIT HOLDINGS LIMITED                        )
in the                                      )
presence of:-                               )



SIGNED by GOH THIAM POH TOMMIE              )
in the                                      )
presence of:-                               )



SIGNED by GOH MUI TECK WILLIAM              )
in the                                      )
presence of:-                               )

                                 A P P E N D I X


                              FORM OF ANNOUNCEMENT


                              JIT HOLDINGS LIMITED



                                  ANNOUNCEMENT



              PROPOSED MERGER OF FLEXTRONICS INTERNATIONAL LTD. AND

                              JIT HOLDINGS LIMITED



The Board of Directors of JIT Holdings Limited ("JIT") wish to announce that they have today entered into a conditional merger agreement (the "Merger Agreement") for a proposed merger (the "Proposed Merger") between Flextronics International Ltd. ("Flextronics") and JIT.


PROPOSED MERGER

Pursuant to the terms of the Merger Agreement, JIT will propose a scheme of arrangement (the "Scheme") pursuant to Section 210 of the Companies Act, Chapter 50 to be undertaken between JIT and the holders (the "JIT Shareholders") of issued and fully paid-up ordinary shares of S$0.10 each in the capital of JIT (the "JIT Shares").

The proposed Scheme involves, inter alia, the following:

(a) The cancellation of the issued JIT Shares held by the JIT Shareholders in exchange for new issued ordinary shares of S$0.01 each in the capital of Flextronics (the "Flextronics Shares"), credited as fully paid-up, to be issued by Flextronics to the JIT Shareholders (the "Share Exchange") on the following basis (the "Share Exchange Ratio"):-

        JIT Shareholders will receive such number of Flextronics Shares calculated based on a reference share price of S$4.38 per JIT Share (the "JIT Reference Share Price"). The JIT Reference Share Price will be converted into US$ at a fixed exchange rate of S$1.73 per US$1 (ie US$2.5318 per JIT Share).

        Under the Scheme, Flextronics will issue new Flextronics Shares having a total value of approximately US$640 million in exchange for all of the outstanding JIT Shares, subject to any changes in the value of the Flextronics Shares outside the Collar described below. The number of new Flextronics Shares received by JIT Shareholders will be calculated based on dividing the JIT Reference Share Price by the average closing price of Flextronics Shares for each of the twenty trading days on the National Automated Securities Dealing and Quotation ("NASDAQ") ending seven calendar days prior to the extraordinary general meeting ("EGM") to be convened by JIT to approve, inter alia, the Proposed Merger (the "Flextronics Reference Share Price"). If the closing price of Flextronics Shares on any day during the twenty trading day period is
        (i) above US$88 or (ii) below US$65, the closing price used for computation for that trading day will be (i) US$88 or (ii) US$65, as the case may be (the "Collar").

        The actual number of new Flextronics Shares which a JIT Shareholder will receive will be calculated such that the resultant fraction of a new Flextronics Share will be disregarded.

(b) The issue by JIT to Flextronics of new JIT Shares equivalent in number to the JIT Shares cancelled.

For illustrative purposes only, based on the closing price of Flextronics Shares on 9 August 2000 of US$77.375, holders of JIT Shares will receive 32 (rounded down from 32.72) new Flextronics Shares for every 1,000 JIT Shares held. Based on the Collar, the minimum and the maximum number of new Flextronics Shares which a JIT Shareholder will receive for every 1,000 JIT Shares held will be 28 and 38 respectively.

For illustrative purposes only and disregarding rounding of figures, based on the Flextronics Reference Share Price being assumed to be equivalent to the closing price of US$77.375 on 9 August 2000, the Share Exchange Ratio is equivalent to:

(a) a premium of approximately 42% over the closing price of JIT of S$3.08 on 8 August 2000, being the last day on which JIT Shares were traded; and

(b) a premium of approximately 43% over the average closing price of JIT of S$3.06 for the three months prior to 8 August 2000.

For illustrative purposes only, based on the Share Exchange Ratio and the Flextronics Reference Share Price being assumed to be equivalent to the closing price of US$77.375 on 9 August 2000, JIT Shareholders would receive new Flextronics Shares as follows:-

Number of JIT Shares held                 Number of new Flextronics Shares
-------------------------                 --------------------------------
1,000                                     32 (rounded down from 32.72)
10,000                                    327  (rounded down from 327.21)
100,000                                   3,272 (rounded down from 3,272.12)
1,000,000                                 32,721 (rounded down from 32,721.16)
10,000,000                                327,211 (rounded down from 327,211.63)

The new Flextronics Shares to be issued pursuant to the Scheme will rank pari passu in all respects with, and shall have attached thereto, the same rights and privileges as the existing issued Flextronics Shares on the date on which the Scheme becomes effective in accordance with its terms (the "Merger Date"), including the right to receive and retain any dividends and other distributions declared, made or paid after the Merger Date.

The new JIT Shares to be issued to Flextronics pursuant to the Scheme will rank pari passu in all respects with the JIT Shares which were cancelled pursuant to the Scheme, including the right to receive and retain any dividends and other distributions declared, made or paid after the Merger Date.

Messrs Goh Thiam Poh Tommie and Goh Mui Teck William, both of whom are executive Directors and substantial shareholders of JIT, have given irrevocable undertakings to Flextronics to vote in favour of the Proposed Merger at the meeting to be convened by order of the High Court of Singapore (the "High Court") and at the EGM (the "Court Meeting") of JIT to approve the Proposed Merger and the Scheme. Messrs Goh Thiam Poh Tommie and Goh Mui Teck William hold 80,839,870 and 36,852,240 JIT Shares respectively, representing in aggregate 47.21% of the issued and paid-up capital of JIT as at the date of this Announcement.

Salomon Smith Barney has been appointed to advise Flextronics on the Proposed Merger. ABN AMRO Asia Merchant Bank (Singapore) Limited has been appointed to advise JIT on the Proposed Merger. JIT intends to appoint an independent financial adviser to advise the independent directors of JIT on the Proposed Merger.

BASIS OF SHARE EXCHANGE RATIO

The Share Exchange Ratio was agreed upon based on arms' length negotiations between Flextronics and JIT, taking into account factors such as the turnover, profitability and growth of the two companies and the respective share price performances of the two companies. The Collar was agreed upon to address the market volatility of share price movements.

Further details of the respective valuations of the two companies will be set out in the document to be despatched by JIT to its shareholders.

RATIONALE FOR THE PROPOSED MERGER

~ After the Proposed Merger, the enlarged group will have an enhanced global capacity to meet the increased volume demands of global customers and will be in a stronger position to take advantage of acquisition opportunities as the electronics manufacturing services industry continues to consolidate.

~ JIT's particular knowledge and experience in the Asian markets (in particular northern China), will complement Flextronics' experience and operations in other parts of the world.

~ From the perspective of JIT's shareholders, the Proposed Merger will enable JIT to realise its objective of becoming a premier global electronics manufacturing company and to benefit from the generally higher market valuations which are enjoyed by global electronic manufacturing companies with larger market capitalisation.

~ The Proposed Merger will enable JIT to become part of the Flextronics group which is a significantly larger group, and enable JIT shareholders to benefit from a group with a broader and more diverse customer base. In addition, JIT will benefit from the economies of scale which will result from being part of a group with significantly increased operations and sales.

FINANCIAL HIGHLIGHTS OF FLEXTRONICS AND JIT

For the financial year ended 31 March 2000, based on unaudited proforma financial statements, Flextronics recorded a turnover of S$9,609 million, a profit before tax of S$343 million and a profit after tax but before extraordinary items of S$297 million. As at 31 March 2000, its total assets amounted to S$7,535 million and its total liabilities amounted to S$3,638 million whilst its net tangible asset was S$3,897 million.

For the financial year ended 31 March 2000, based on unaudited financial statements, JIT recorded a turnover of S$973 million, a profit before tax of S$33 million and a profit after tax but before extraordinary items of S$27 million. As at 31 March 2000, its total assets amounted to S$475 million and its total liabilities amounted to S$329 million whilst its net tangible asset was S$146 million.


APPROVALS AND CONDITIONS FOR THE SCHEME

The completion of the Proposed Merger is conditional upon the following:-

(a) the receipt of all applicable regulatory approvals and such approvals not being revoked on or before the Merger Date;

(b) the approval of the Scheme by the JIT Shareholders at the Court Meeting to be convened in compliance with Section 210 of the Companies Act;

(c) the passing of the resolutions by the JIT Shareholders to approve (i) the Scheme, (ii) the cancellation of the JIT Shares by way of a capital reduction, (iii) the allotment and issue of the new JIT Shares to Flextronics or its nominee and (iv) all other matters necessary to effect the Proposed Merger by the JIT Shareholders at the EGM;

(d)     the sanction of the Scheme by the High Court of Singapore;

(e) the registration of the Court Order with Registry of Companies and Businesses;

(f) the Merger Agreement not having been terminated pursuant to the terms therein,

on or prior to the Conditions Long-Stop Date (defined in the Merger Agreement as 31 March, 2000 (or such other date as the parties may agree)).

In addition, the completion of the Proposed Merger shall be conditional upon the following, unless all or any of such conditions is waived by Flextronics:

(a) no occurrence, on or before the Merger Date, of any adverse change in the JIT group's assets, employee base or business since 31st March, 2000 that is material to the JIT group as a whole;

(b) no discovery, on or before the Merger Date, of any material inaccuracy in any information or financial statements issued or made publicly known by JIT to comply with the laws of Singapore or the listing rules of the Singapore Exchange Securities Trading Limited ("SGX-ST"); and

(c) no facts or circumstances shall exist that would prevent the Proposed Merger from being accounted for as a pooling of interest under the generally accepted accounting principles of the United States of America.

The Securities Industry Council has ruled that the Singapore Code on Take-overs and Mergers will not apply to the Scheme and accordingly, Flextronics will not be required to make a general offer for JIT following the Proposed Merger.

Subject to all relevant approvals being obtained and conditions being satisfied or waived (as the case may be), the Scheme is expected to become effective and binding, and the Proposed Merger is expected to be completed, on 30 November 2000. If all relevant approvals have not been obtained and conditions have not been satisfied or waived (as the case may be) on or before 30 November 2000, the Proposed Merger is expected to be completed on 28 February 2001 or such other date as Flextronics and JIT may agree.

JIT will become a wholly-owned subsidiary of Flextronics upon the Scheme becoming effective and binding and its ordinary shares and other securities, if any, which are, at present, listed and quoted on the SGX-ST will be delisted from the Official List thereof. In the meantime, the ordinary shares of JIT will continue to be traded on the SGX-ST.

A document explaining the Proposed Merger in greater detail including the Scheme (as well as the approvals required before the Scheme may become effective and binding) and to convene the requisite meeting(s) under the Scheme will be despatched to JIT shareholders of JIT in due course.

SHAREHOLDERS OF JIT AND OTHER INVESTORS ARE THEREFORE ADVISED TO EXERCISE DUE CAUTION WHEN BUYING OR SELLING JIT SHARES. PERSONS WHO ARE IN DOUBT AS TO THE ACTION THEY SHOULD TAKE SHOULD CONSULT THEIR STOCKBROKER, BANK MANAGER, SOLICITOR OR OTHER PROFESSIONAL ADVISER.


DISCLOSURE OF INTERESTS

None of the Directors or controlling shareholders of the JIT have any interest, direct or indirect, in the Proposed Merger or the Scheme.


AUDIT COMMITTEE

The Audit Committee of JIT is of the view that the Proposed Merger is on normal commercial terms and is not prejudicial to the interests of shareholders of JIT.


DESPATCH OF SCHEME DOCUMENTS

A scheme document containing, inter alia, details of the Proposed Merger and the Scheme, the advice of the independent financial adviser to the independent directors of JIT, the explanatory statement and to convene the Court Meeting and the EGM will be despatched to JIT Shareholders in due course.


ABOUT FLEXTRONICS

Flextronics is a leading global provider of electronics manufacturing and design services. The ordinary shares of Flextronics are traded on NASDAQ. As at 26 July 2000, Flextronics has an authorised share capital of S$2.5 million divided into 250 million ordinary shares of S$0.01 each and an issued and paid-up share capital of S$1,999,965 divided into 199,996,519 ordinary shares of S$0.01 each. As at 9 August 2000, Flextronics' market capitalisation was S$26 billion (or US$14.991 billion based on an exchange rate of S$1.71=US$1).


ABOUT JIT

JIT is the 17th largest electronics manufacturing service provider in the world with more than one million square feet of manufacturing operations in Singapore, Malaysia, China, Indonesia and Hungary. The ordinary shares of JIT are traded on SGX-ST. As at 31 March 2000, JIT has an authorised share capital of S$50 million divided into 500 million ordinary shares of S$0.10 each and an issued and paid-up share capital of S$24,925,711 divided into 249,257,110 ordinary shares of S$0.10 each. As at 8 August 2000, JIT's market capitalisation was S$768 million.



BY ORDER OF THE BOARD OF DIRECTORS:-



Goh Thiam Poh Tommie
Director
JIT Holdings Limited

                                S C H E D U L E 1

                     Shares to which this Agreement relates


               REGISTERED HOLDER AND ADDRESS                JIT SHARES
                 GOH THIAM POH TOMMIE                       80,839,870
          3 Sunset Crescent, Singapore 597492

                 GOH MUI TECK WILLIAM                       36,852,240
        90 Cheng Soon Garden, Singapore 599862

                                S C H E D U L E 2


                            NON-COMPETITION COVENANTS



1. For the three years after the Merger Date or the one year after the termination of the relevant service contracts referred to in Clause 5.2(l), whichever is the later, (the "Non-competition Term") the Key Executive shall not, without the written consent of JIT, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than JIT or its subsidiaries (other than as a holder of less than five per cent. of the outstanding share capital of a publicly-traded company):-

        (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged in printed circuit board design or assembly or electronics contract manufacturing or that is otherwise substantially similar to or competitive with any services or products created, distributed or under development by JIT, or any of its subsidiaries;

        (b) recruit, attempt to hire, solicit, assist others in recruiting or hiring, or refer to others concerning employment, any person who is or was an employee of JIT, or any of its subsidiaries, or induce or attempt to induce any such employee to terminate his employment with the JIT, or any of its subsidiaries (as the case may be);

        (c) induce or attempt to induce any person or entity to curtail or cancel any business or contracts that such person or entity had with JIT, or any of its subsidiaries; or

        (d) contact, solicit or call upon any customer or supplier of JIT, or any of its subsidiaries, on behalf of any other person or entity for the purpose of selling or providing any services or products of the type normally sold or provided by JIT, or any of its subsidiaries.

2. The agreements set forth in this Schedule 2 include within their scope all cities, counties, provinces and states of countries in which JIT or any of its subsidiaries has engaged in manufacturing or sales or otherwise conducted business or selling or licensing efforts at any time during the two years prior to the Merger Date hereof or during the Non-competition Term. The Key Executive acknowledges that the scope and period of restrictions and the geographical area to which the restriction imposed in this Schedule 2 shall apply are fair and reasonable and are reasonably required for the protection of JIT and that this Schedule 2 accurately describes the business to which the restrictions are intended to apply.

3.      It is the desire and intent of the parties that the provisions of this
        Schedule 2 shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Schedule 2 shall be adjudicated to be invalid or unenforceable, this Schedule 2 shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable. Such amendment shall apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

4.      The Key Executive acknowledges that any breach of the covenants of this
        Schedule 2 will result in immediate and irreparable injury to JIT and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of JIT as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies shall be in addition to all other legal remedies to which JIT may be entitled hereunder, including, without limitation, monetary damages.

                                S C H E D U L E 3

To:     Flextronics International Ltd.
        2090 Fortune Drive
        San Jose, CA  95131



                              AFFILIATES AGREEMENT


This Affiliates Agreement (this "AGREEMENT") is being delivered to Flextronics International Ltd., a Singapore company ("FLEXTRONICS") in connection with the proposed acquisition (the "MERGER") of JIT Holdings Limited, a Singapore company ("Company"), by Flextronics.

The undersigned understands that, since the Merger is anticipated to be accounted using the "pooling-of-interests" method of financial accounting, and the undersigned may be deemed an "affiliate" of Company (within the meaning of Rule 405 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT")), the Flextronics ordinary shares received in exchange for Company ordinary shares, which the undersigned owns or which the undersigned may acquire hereafter may be disposed of only in conformity with the limitations described herein.

The undersigned has been informed that the treatment of the Merger as a pooling-of-interest for financial accounting purposes depends upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. The undersigned further understands that the representations, warranties and agreements set forth herein will be relied upon by Flextronics, Company and their respective counsel and accounting firms.

1.      The undersigned represents, warrants and agrees as follows:

        (a) The undersigned has full power to execute this Agreement and to make the representations, warranties and agreements herein and to perform the undersigned's obligations hereunder.

        (b) Attachment 1 hereto sets forth all Company ordinary shares and any other equity securities of Company owned by the undersigned as of the date hereof, including all equity securities of Company as to which the undersigned has sole or shared voting or investment power, and all rights, options and warrants to acquire shares of Company ordinary shares or other equity securities of Company (such Company ordinary shares, other equity securities of Company and rights, options and warrants to acquire Company ordinary shares and other equity securities of Company are hereinafter collectively referred to as "COMPANY SECURITIES"). Except for the Company Securities, the undersigned does not beneficially own any other equity security of Company or any options, warrants or other rights to acquire equity securities of Company. As of the date hereof, the Company Securities are, and at all times until the "EXPIRATION DATE" (as defined below), will be, free and clear of any liens, claims, options, charges or other encumbrances. As used herein, the term "EXPIRATION DATE" means the earliest to occur of (i) the publication of the first report including the combined financial results of Flextronics and Company for a period of at least thirty (30) days of combined operations or (ii) such time as the Merger may be terminated in accordance with its terms.

2.     The undersigned agrees as follows:

        (a) During the period beginning thirty (30) days prior to the effective time of the Merger (the "EFFECTIVE TIME") and ending on the Expiration Date (as defined above), without the prior written consent of Flextronics, the undersigned will not sell, transfer, encumber or dispose of, or offer to sell, transfer, encumber or dispose of, or in any other way reduce the undersigned's risk of ownership or investment in (i) any of the Company Securities or
               (ii) any Company Securities that the undersigned purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date ("NEW COMPANY SECURITIES"). All New Company Securities will be subject to the terms of this Agreement to the same extent and in the same manner as if they were Company Securities.

        (b) The undersigned will not sell, transfer or otherwise dispose of any Flextronics ordinary shares, or any option, right or other interest with respect to Flextronics ordinary shares that the undersigned might acquire in connection with the Merger or any securities that may be paid as a dividend thereon or with respect thereto or issued or delivered in exchange or substitution therefor (collectively, the "FLEXTRONICS SECURITIES"), or offer or agree to sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investment in, any Flextronics Securities: (i) in the thirty (30) day period immediately preceding the Effective Time; or (ii) after the Effective Time, until Flextronics has publicly released its first report including the combined financial results of Flextronics and Company for a period of at least thirty (30) days of combined operations.

3. The undersigned also understands that stop-transfer instructions will be given to Flextronics' transfer agent with respect to certificates evidencing the Flextronics Securities and that there will be placed on the certificates evidencing the Flextronics Securities a legend stating in substance (in addition to any other legends required by law or contract):

        "THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNTIL FLEXTRONICS INTERNATIONAL LTD. HAS PUBLICLY RELEASED A FINANCIAL REPORT INCLUDING THE COMBINED RESULTS OF FLEXTRONICS INTERNATIONAL LTD. AND COMPANY FOR A PERIOD OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF FLEXTRONICS INTERNATIONAL LTD. AND JIT HOLDINGS LIMITED."

4. After release of the report described in Sections 1(b) and 2(b) hereof, certificates evidencing the Flextronics Securities delivered at or after the Closing Date may, at the undersigned's election, be surrendered for cancellation and reissuance with only a legend relating to any resale restrictions under Rule 145(d) promulgated under the Securities Act. Flextronics agrees that such stop-transfer instructions and legend will be removed promptly if the provisions of this Agreement and the Securities Act are complied with.

5. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

6. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others.

7. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8. The undersigned acknowledges that Flextronics and Company will each be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Flextronics and Company upon any such violation, Flextronics and Company will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

9. This Agreement will be governed by, and construed and enforced in accordance with, the internal laws of the Republic of Singapore, without regard to its rules regarding conflict of laws.

10. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

11. This Agreement may be executed in several counterparts, each of which will be an original as regards the party whose signature appears thereon, and all of which together will constitute one and the same instrument.

12. This Agreement will be binding upon and enforceable against administrators, executors, representatives, heirs, legatees and devisees of the undersigned and any pledgee holding Company Securities (or the Flextronics ordinary shares issued in the Merger) as collateral.

        Dated:  August __________, 2000



                                             Very truly yours,


                                             By:
                                                --------------------------------


Agreed to and accepted:

Flextronics International Ltd.


By:
   --------------------------------

Title:
      -----------------------------

                [SIGNATURE PAGE TO COMPANY AFFILIATES AGREEMENT]
                      ATTACHMENT 1 TO AFFILIATES AGREEMENT


                               COMPANY SECURITIES


Number of shares of Company ordinary shares
beneficially owned by the undersigned:                        __________________

Number of shares of Company ordinary shares
subject to options beneficially
owned by the undersigned:                                     __________________



                                S C H E D U L E 4

                            THE SCHEME OF ARRANGEMENT


                              SCHEME OF ARRANGEMENT

                 IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE


Originating Summons          )
Number [    ] of 2000        )


                                             In the Matter of
                                             JIT Holdings Limited

                                             (RCB No. 199702151K)

                                             And


                                             In the Matter of
                                             The Companies Act, Chapter 50
                                             (Revised Edition 1994)


                              SCHEME OF ARRANGEMENT
               under Section 210 of the Companies Act, Chapter 50

                                     Between

                              JIT Holdings Limited

                                       And

                   the Scheme Shareholders (as defined herein)

                                       And

                         Flextronics International Ltd.

                                   PRELIMINARY

(A) In this Scheme, except to the extent that the context requires otherwise:-

        (i) the following expressions bear the following respective meanings, namely:-

               Expressions                  Meaning
               -----------                  -------
               "Collar"                     has the meaning ascribed thereto in
                                            Clause 2(A)(b) of this Scheme

               "Company" or                 JIT Holdings Limited
               "JIT"

               "Court"                      The High Court of the Republic of
                                            Singapore

               "Depository"                 The Central Depository (Pte) Limited

               "EGM"                        extraordinary general meeting

               "Effective Date"             the date on which this Scheme
                                            becomes effective in accordance with
                                            Clause 7 of this Scheme

               "JIT Shares"                 ordinary shares of S$0.10 each in
                                            the capital of JIT

               "JIT Reference Share         has the meaning ascribed thereto in
               Price"                       Clause 2(A)(a) of this Scheme

               "Flextronics "               Flextronics International Ltd.

               "Flextronics Reference       has the meaning ascribed thereto in
               Share Price"                 Clause 2(A)(b) of this Scheme


               "Flextronics Shares"         ordinary shares of S$0.01 each in
                                            the capital of Flextronics

               "Proposed Merger"            has the meaning ascribed thereto in
                                            recital (D) of this Scheme

               "Options"                    share options granted by the Company
                                            under the JIT Employee Share Option
                                            Scheme

               "Relevant Date"              the date immediately preceding the
                                            Effective Date (or, if that date is
                                            not a business day, then the
                                            Relevant Date shall be the business
                                            day immediately preceding that date)

               "Scheme"                     this Scheme of Arrangement in its
                                            present form (or,

                                            if this Scheme is modified or
                                            amended in accordance with Clause 9
                                            of this Scheme, this Scheme as from
                                            time to time so modified or amended)

               "Scheme Shareholders"        persons who are registered as
                                            holders of JIT Shares in the
                                            Register of Members of JIT and
                                            Depositors who have JIT Shares
                                            entered against their names in the
                                            Depository Register as at 5 p.m. on
                                            the Relevant Date

               "Scheme Shares"              all of the issued JIT Shares

               "Securities Account"         securities account maintained by a
                                            Depositor with the Depository

               "SGX-ST"                     Singapore Exchange Securities
                                            Trading Limited

               "Share Registrar"            Lim Associates (Pte) Ltd

               "Singapore Dollars"
               and "S$"                     the lawful currency of Singapore

               "United States Dollars"
               and "US$"                    the lawful currency of the United
                                            States of America

        (ii) the term "business day" shall mean any day other than a Saturday, a Sunday or a public holiday in Singapore;

        (iii) the terms "Depositor" and "Depository Register" shall have the meanings ascribed to them respectively in Section 130A of the Companies Act, Chapter 50;

        (iv) the term "Shareholder" includes a person entitled by transmission;

        (v) any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Scheme;

        (vi) words denoting the singular number only shall include the plural and vice versa;

        (vii)  words importing persons shall include corporations; and

        (viii) any reference in this Scheme to a time of day shall be a reference to Singapore time.

(B) JIT is a public company limited by shares incorporated in Singapore on 19 May 1997 and has at the date of this Scheme an authorised capital of S$50 million divided into 500 million ordinary shares of S$0.10 each and an issued and paid-up share capital of S$24,925,711 divided into 249,257,110 ordinary shares of S$0.10 each. JIT is listed on the SGX-ST.

(C) Flextronics is a public company limited by shares incorporated in Singapore on [ ] and has at the date of this Scheme an authorised capital of S$2.5 million divided into 250 million ordinary shares of S$0.01 each and an issued and paid-up share capital of S$1,999,965 divided into 199,996,519 ordinary shares of S$0.01 each. Flextronics is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

(D) The purpose of this Scheme is to effect a reorganisation of the capital of JIT such that on the completion of the Scheme, the sole shareholder of JIT shall be Flextronics and the Scheme Shareholders shall immediately following the completion of the Scheme be shareholders of Flextronics (the "Proposed Merger").

(E) Flextronics has agreed to appear by Counsel on the hearing of the Originating Summons to sanction this Scheme, and to consent thereto, and to undertake to the Court to be bound thereby and to execute all such documents and do all such acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

                                   THE SCHEME

                           Re-organisation of Capital

1(A) The capital of the Company shall be reduced from S$50,000,000 divided into 500,000,000 JIT Shares, of which 249,257,110 of the JIT Shares have been issued and are fully paid, and [ ] new JIT Shares are liable to be issued and fully paid-up, assuming the exercise in full of the outstanding Options in respect of [ ] JIT Shares, to between a maximum of S$[ ] divided into [ ] JIT Shares and a minimum of S$[ ] divided into
        [ ] JIT Shares, and such reduction shall be effected by cancelling between a maximum of [ ] JIT Shares and a minimum of [ ] JIT Shares.

 (B) Forthwith and contingently upon the reduction of capital of the Company taking effect:-

        (a) the capital of the Company shall be increased to its former capital of S$50,000,000 by the creation of between a maximum of [ ] new JIT Shares and a minimum of [ ] new JIT Shares; and

        (b) out of the credit of between a maximum of S$[ ] and a minimum of S$[ ] which will arise in the books of accounts of the Company as a result of the said reduction of capital, the Company shall apply between a maximum of S$[ ] and a minimum of S$[ ] in paying up in full at par between a maximum of [ ] new JIT Shares and a minimum of [ ] new JIT Shares which shall be allotted and issued by the Company, credited as fully paid- up, to Flextronics or its nominees.

2(A) In consideration for the cancellation of between a maximum of [ ] JIT Shares and a minimum of [ ] JIT Shares provided for by Clause 1(A) of this Scheme, Flextronics shall, not later than ten business days after the Effective Date but subject to hereinafter provided as regards fractions, allot and issue to the Scheme Shareholders, new Flextronics Shares, credited as fully paid up, on the following basis:

        (a) JIT Shareholders will receive such number of new Flextronics Shares calculated based on a reference share price of S$4.38 per JIT Share (the "JIT Reference Share Price").

               The JIT Reference Share Price will be converted into US$ at a fixed exchange rate of S$1.73 per US$1 (ie US$2.5318 per JIT Share).

        (b) Flextronics will issue new Flextronics Shares having a total value of approximately US$640 million in exchange for all of the outstanding JIT Shares and options issued pursuant to the JIT Employee Share Option Scheme, subject to any changes in the value of the Flextronics Shares outside the Collar described below. The number of new Flextronics Shares received by JIT Shareholders will be calculated based on dividing the JIT Reference Share Price by the average closing price of Flextronics Shares for each of the twenty trading days on the NASDAQ ending seven calendar days prior to the EGM to be convened by JIT to approve, inter alia, the Proposed Merger (the "Flextronics Reference Share Price"). If the closing price of Flextronics Shares on any day during the twenty trading day period is (i) above US$88 or (ii) below US$65, the closing price used for computation for that trading day will be (i) US$88 or (ii) US$65, as the case may be (the "Collar").

 (B) No fraction of a Flextronics Share shall be allotted or issued to any of the Scheme Shareholders or, as the case may be, the Depository.

 (C) Where a Scheme Shareholder is a Depositor, the new Flextronics Shares shall be issued to the Depository for the benefit and to the credit of the Securities Account of such Scheme Shareholder.

3(A) The new Flextronics Shares to be issued to the Scheme Shareholders referred to in Clause 2(A) of this Scheme shall rank pari passu in all respects with, and shall have attached thereto, the same rights and privileges, as the then existing issued Flextronics Shares.

 (B) The new JIT Shares to be issued to Flextronics referred to in Clause 2(A) of this Scheme shall rank pari passu in all respects with, and shall have attached thereto, the same rights and privileges as the JIT Shares which were cancelled pursuant to the Scheme.

4 Flextronics shall, not later than ten business days after the Effective Date, deliver the share certificates for the Flextronics Shares allotted and issued pursuant to this Scheme to:-

        (a) the Scheme Shareholders referred to in Clause 2(A) of this Scheme (not being Depositors) by sending the same at the risk of such Scheme Shareholders by ordinary post addressed to their respective addresses as set out in the Register of Members of the Company at the close of business on the Relevant Date or, in the case of joint Scheme Shareholders, to the address of the first named Scheme Shareholder and neither the Company nor Flextronics shall be liable for any loss in transmission; and

        (b) the Scheme Shareholders referred to in Clause 2(A) of this Scheme (being Depositors) by sending the same to [ ]. [ ] shall send to such Scheme Shareholders, by ordinary post and at the risk of such Scheme Shareholders, a statement showing the number of Flextronics Shares credited to their respective Securities Accounts.

5 As on and from the Effective Date each existing certificate representing a former holding of the Scheme Shares shall cease to have effect as a document for title of the shares comprised therein and each of the Scheme Shareholders shall be bound to deliver the share certificates for his holdings of the Scheme Shares for cancellation to the Share Registrar at 10 Collyer Quay #19-08 Ocean Building, Singapore 049315.

6 All mandates or other instructions given by any Scheme Shareholder relating to the payment of dividends by the Company or relating to notices or other communications in force at the close of business on the Relevant Date shall, unless and until revoked, be deemed as from the Effective Date to be a valid and effective mandate or, as the case may be, valid and effective instructions to Flextronics in relation to his corresponding holding of Flextronics Shares.

                                 Effective Date

7 This Scheme shall become effective as soon as an office copy or office copies of the order or orders of the Court sanctioning this Scheme, under Section 210 of the Companies Act, Chapter 50, and confirming under
        Section 73 of the Companies Act, Chapter 50, the reduction of the capital of the Company provided for in this Scheme shall have been delivered to the Registrar of Companies and Businesses in Singapore for registration.

8 Unless this Scheme shall have become effective on or before 31 March 2001 or such later date, if any, as the Court may allow, the same shall never become effective.

9 The Company and Flextronics may jointly consent on behalf of all persons concerned to any modification or amendment of this Scheme or to any condition which the Court may approve or impose.

                      Dated the [ ] day of [        ] 2000.

                                                         Draft: 7 September 2000



                               [On JIT letterhead]

Date:


Flextronics International Ltd.
8th Floor, Hale Weal Industrial Building
22-28 Tai Chung Road
Tsuen Wan, N.T.,
Hong Kong


Dear Sirs

PROPOSED MERGER OF FLEXTRONICS INTERNATIONAL LTD.
AND JIT HOLDINGS LIMITED (THE "MERGER")

We refer to the Merger Agreement dated 10 August 2000 (the "Merger Agreement") made between, Flextronics International Ltd. ("FLEX"), JIT Holdings Limited ("JIT"), Goh Thiam Poh Tommie and Goh Mui Teck William in relation to the Merger. Terms defined in the Merger Agreement shall have the same meaning herein.

This letter sets out the Parties' agreement to amend the Merger Agreement as follows:-

1. by inserting a new Clause 2.1A immediately after the existing Clause 2.1 of the Merger Agreement as follows:-

"2.1A Alteration of capital. In the event that the effective date of a variation in the issued share capital of FLEX shall occur between the date of this Agreement and the Merger Date:-

        (a)    Capitalisation of Profits or Reserves, Subdivision,
               Consolidation: in the case of a capitalisation of profits or reserves, or subdivision, or consolidation, the upper and lower limit of the Collar (as defined in the Announcement) which is US$88 and US$65 respectively, shall be adjusted by applying the following factor:-

               Factor = A/B

               where:

               A = the aggregate number of existing issued and paid-up FLEX Shares immediately before the aforesaid variation; and

               B = the aggregate number of existing issued and paid-up FLEX Shares immediately after the aforesaid variation;

        (b) Rights Issue: in the case of a rights issue, the upper and lower limit of the Collar (as defined in the Announcement) which is US$88 and US$65 respectively, shall be adjusted by applying the following formula:-

               1/[E/(E-F)]

               where:

               E = the last dealt price immediately preceding the date on which the rights issue is announced; and

               F = the value of rights attributable to one (1) FLEX Share, which is calculated in accordance with the formula [E-G] / [H+1]

               where:

               G = the subscription price of one (1) additional FLEX Share under the rights issue; and

               F = the number of FLEX Shares which is necessary to hold in order to be offered the rights to subscribe for one (1) additional FLEX Share;

        (c) Others: subject to Clause 2.1A(d), in the case of a variation in the issued share capital of FLEX other than those specified in Clauses 2.1A(a) and (b), during the period commencing five (5) Business Days from the date when the aforesaid variation is approved by the directors of FLEX, the Corporate Parties agree to negotiate in good faith as to the adjustment to be made to the upper and lower limit of the Collar (as defined in the Announcement) in a fair and equitable manner. If no agreement is reached (i) on or before three (3) Business Days prior to the Merger Date; or (ii) upon the expiry of five (5) Business Days from the date of commencement of the negotiations, whichever is earlier, the Corporate Parties agree to refer to FLEX's auditors for resolution, and the Collar shall be adjusted in a fair and equitable manner as FLEX's auditors (acting as experts and not as arbitrators) shall determine.

        (d) Excluded Transactions: the issue of FLEX Shares for cash and/or as consideration for one or more acquisitions of assets or companies by FLEX will not be regarded as a circumstance requiring adjustment pursuant to this Clause 2.1A."

2. by substituting the following clause in place of the existing Clause 4.1 of the Merger Agreement:-

"The actual number of New FLEX Shares which a Scheme Shareholder will be entitled to receive shall be calculated such that any resultant fraction of a New FLEX Share shall be disregarded. Flextronics will make cash payments to all affected Scheme Shareholders for any resultant fraction of a new Flextronics Share so disregarded (except that no amount of less than S$10 shall be distributed to any of such JIT Shareholder)."

Save as hereby modified, the Merger Agreement shall continue in full force and effect in all respects. The Merger Agreement shall be read and construed in conjunction and as one document with this agreement and references in the Merger Agreement to "this Agreement" shall be construed accordingly.

This letter shall be governed by, and interpreted in accordance with, the laws of Singapore and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Singapore.

Please confirm your agreement to the above terms and conditions by signing and returning the duplicate copy to us.


Yours faithfully
For and on behalf of
JIT Holdings Limited


Name:
Director

(Signature)
Goh Thiam Poh Tommie



(Signature)
Goh Mui Teck William




--------------------------------------------------------------------------------



                          A C K N O W L E D G E M E N T


We hereby confirm and agree to the above terms and conditions.


Yours faithfully
For and on behalf of
Flextronics International Ltd.



Name:
Director